Exhibit 99.1

FOR:	REMEDYTEMP, INC.

CONTACT:	Monty Houdeshell
Senior Vice President and
Chief Financial Officer
(949) 425-7600

Roger Pondel/Rob Whetstone
PondelWilkinson Inc.
(310) 297-5980

REMEDYTEMP FILES SHELF REGISTRATION STATEMENT

     ALISO VIEJO, Calif.—August 26, 2004—RemedyTemp, Inc. (NASDAQ:REMX), which operates as Remedy Intelligent Staffing® and RemX® Specialty Staffing, today announced it has filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission.

     The registration statement covers an aggregate of up to $30 million of securities registered by RemedyTemp, which may consist of common stock, preferred stock, debt securities, depositary shares, and/or warrants, and 695,568 shares of RemedyTemp common stock registered by certain selling shareholders. The registered securities may be sold in one or more offerings in the future. Specific terms and prices will be determined at the time of any offering and included in a related prospectus supplement to be filed with the SEC.

     Greg Palmer, RemedyTemp’s president and chief executive officer, said the company would likely use the proceeds from any offering for general corporate purposes, working capital and capital expenditures, although there are no specific plans to issue any

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securities under the registration statement at this time. He said that proceeds also may be used to fund acquisitions, although there are no current commitments or agreements for any specific transactions. He said the company believes that utilization of a shelf registration, which is employed by many public companies, is a practical, flexible and efficient way to access the public markets.

     A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer of these securities will be made solely by means of the prospectus included in the registration statement and the prospectus supplement related to that offering.

About RemedyTemp, Inc.

     RemedyTemp, with 235 offices throughout North America, is a professional staffing organization focused on delivering human capital workforce solutions in various business sectors. For additional information about RemedyTemp visit www.remedytemp.com.

     This news release contains forward-looking statements that involve material risks and uncertainties. Such forward-looking statements, including but not limited to potential securities offerings from the shelf registration, and other factors described in the company’s public filings from time to time, are subject to change based on factors

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beyond the control of the company. (Certain of such statements are identified by the use of words such as “anticipate,” “believe,” “estimate,” “intend,” “plan,” “expect,” “will,” or “future.”) The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any such forward-looking statement or any projected results expressed or implied therein will not be realized.

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